EXHIBIT 99.1

Star Group, L.P. Announces New CEO and Executive Organizational Structure

Jeff Woosnam, 24-Year Star Veteran, Takes the Helm

STAMFORD, Conn., March 18, 2019 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a leading home energy distributor and services provider, today announced several management changes related to the prior passing of President and CEO Steve Goldman in December, 2018. Effective immediately, Jeffrey M. Woosnam is named President and Chief Executive Officer, Jeffrey S. Hammond is named Chief Operating Officer, and Joseph R. McDonald is named Chief Customer Officer; Richard F. Ambury will continue in his role as Executive Vice President, Chief Financial Officer and Treasurer. Effective with these appointments, interim CEO Dan Donovan will step down from active management but remain a member of the Board of Directors of Kestrel Heat, LLC, Star’s general partner ("Kestrel"), also serving as a consultant as necessary through April 30, 2019.

Paul Vermylen, Kestrel’s Chairman of the Board, stated, "I’m very pleased to announce that, after a thorough consideration of the Company’s future and the depth of home-grown talent within the organization, we have elevated Jeff Woosnam, Jeff Hammond, and Joe McDonald to their new positions. Along with our long-time CFO Rich Ambury, these four talented individuals – each with decades of experience in the industry – will lead Star Group through its next phase of growth. I’d like to recognize all of them for their past achievements and dedication, and the Board wishes them well as they take the mantle at Star. In addition, I’d like to thank Dan Donovan for stepping in at a moment’s notice last December to temporarily lead the Company as we considered all avenues for filling Steve’s big shoes. Star Group is in very good hands going forward.”

Additional Background Information

Jeffrey Woosnam, President and Chief Executive Officer, is also appointed as a Director of Kestrel. Mr. Woosnam was most recently Senior Vice President, Southern Operations, a position he held since May, 2014. Prior to this, Mr. Woosnam served as Vice President, Southern Operations and was previously Director of Operations for Petroleum Heat and Power, a subsidiary of Star Group. He has been with the Company since 1994.

Jeffrey Hammond, Chief Operating Officer, was most recently Senior Vice President, Northern Operations, a position he held since October, 2013. Prior to this, Mr. Hammond served as Vice President, Northern Operations and was previously the Director of Operations for Petro Holdings, a subsidiary of Star Group. He has been with the Company since 2003.

Joseph McDonald, Chief Customer Officer, was most recently Senior Vice President of Sales, Marketing & Retention, a position he held since May, 2014. Prior to this, Mr. McDonald served as Vice President, Sales and Marketing and was previously Director of Sales for Petro Holdings, a subsidiary of Star Group.  He has been with the Company since 2003.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com